Exhibit 10.1.a

364-DAY CREDIT AGREEMENT

Dated as of March 5, 2004

among

GREAT PLAINS ENERGY INCORPORATED,

CERTAIN LENDERS,

BNP PARIBAS,
as Syndication Agent,

COMMERZBANK AG
KEYBANK NATIONAL ASSOCIATION
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and

BANK ONE, NA,
as Administrative Agent

BANC ONE CAPITAL MARKETS, INC.

Lead Arranger and Sole Book Manager

TABLE OF CONTENTS (continued)
		Page
13.1	Notices	54
13.2	Change of Address	54
ARTICLE XIV	COUNTERPARTS	54
ARTICLE XV	OTHER AGENTS	54
ARTICLE XVI	termination of existing credit facility	55
ARTICLE XVII	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	55
17.1	CHOICE OF LAW	55
17.2	CONSENT TO JURISDICTION	55
17.3	WAIVER OF JURY TRIAL	55

364-DAY CREDIT AGREEMENT

       This 364-Day Credit Agreement dated as of March 5, 2004 is among Great Plains Energy Incorporated, a Missouri corporation, the Lenders and Bank One, NA, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

       1.1     Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of such terms):

       "Administrative Agent" means Bank One, NA in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

       "Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

       "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

       "Aggregate Commitment" means the aggregate of the Commitments of all Lenders, as changed from time to time pursuant to the terms hereof.

       "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

       "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

       "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

       "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

       "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors.

       "Article" means an article of this Agreement unless another document is specifically referenced.

       "Asset Sale" means the sale or other disposition by the Borrower, any Significant Subsidiary or KLT Investments, Inc. to any Person (other than the Borrower, a Significant Subsidiary or KLT Investments, Inc.) of any asset, including any disposition by merger or consolidation or any similar transaction, but excluding (a) sales or other dispositions in the ordinary course of business consistent with past practice (it being understood that sales or dispositions of real property, of interests therein or of entities that own real property shall be deemed not to be made in the ordinary course of business), (b) sales described in Section 6.11(iii), (c) sales or other dispositions of capital stock or assets of KLT Gas Inc. or any Subsidiary thereof and (d) other sales or dispositions in an aggregate amount not exceeding $10,000,000 in any year.

       "Attributable Indebtedness" means, on any date, (i) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

       "Authorized Officer" means any of the President, any Vice President, the chief financial officer or the Treasurer of the Borrower, in each case acting singly.

       "Bank One" means Bank One, NA in its individual capacity, and its successors.

       "Borrower" means Great Plains Energy Incorporated, a Missouri corporation, and its permitted successors and assigns.

       "Borrowing Date" means a date on which an Advance is made hereunder.

       "Borrowing Notice" is defined in Section 2.8.

       "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

       "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

       "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

       "Change of Control" means an event or series of events by which:

(i)     any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 33 1/3% or more of the equity interests of the Borrower; or

(ii)    during any period of 12 consecutive months (or such lesser period of time as shall have elapsed since the formation of the Borrower), a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

       "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

       "Commitment" means, for each Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit in an aggregate amount not exceeding the amount set forth on Schedule I hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

       "Consolidated EBIT" means, for any period, for the Borrower and its Consolidated Subsidiaries, an amount equal to the result of (i) Consolidated Net Income plus (ii) Consolidated Interest Charges plus (iii) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income plus (iv) all other non-cash items (other than depreciation and amortization expense) that reduce Consolidated Net Income for such period minus (v) all non-cash items that increase Consolidated Net Income for such period.

       "Consolidated Interest Charges" means, for the Borrower and its Consolidated Subsidiaries for any period, the sum of (i) all interest, premium payments, fees, charges and related expenses of the Borrower and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Borrower and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP. It is understood and agreed that Consolidated Interest Charges shall not include any obligations of the Borrower or any Consolidated Subsidiary with respect to (a) subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, as long as the maturity date of such debt securities is subsequent to March 5, 2007, or (b) Equity-Linked Securities (except to the extent any portion of such securities constitutes Indebtedness).

       "Consolidated Net Income" means, for any period, for the Borrower and its Consolidated Subsidiaries, the net income of the Borrower and its Consolidated Subsidiaries from continuing operations, excluding extraordinary items for that period.

       "Consolidated Subsidiaries" means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

       "Consolidated Tangible Net Worth" means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries, Shareholders' Equity of the Borrower and its Consolidated Subsidiaries on that date minus the Intangible Assets of the Borrower and its Consolidated Subsidiaries on that date.

       "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

       "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

       "Conversion/Continuation Notice" is defined in Section 2.9.

       "Credit Extension" means the making of an Advance or the issuance of a Letter of Credit.

       "Default" means an event described in Article VII.

       "Equity-Linked Securities" means equity security units (each a "Unit"), however denominated, issued by the Borrower consisting of (i) interest-bearing notes due up to six years from the date of issuance (each an "Equity-Linked Note") and (ii) purchase contracts under which the purchaser of a Unit agrees to purchase, on a date not more than four years from the date of issuance of such Unit, common stock of the Borrower for an amount equal to the face amount of the Equity-Linked Notes held by such purchaser; provided that the Equity-Linked Notes shall not contain any provision permitting them to be put to the Borrower prior to the settlement of the related purchase contract.

       "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

       "Eurodollar Advance" means an Advance which bears interest at the applicable Eurodollar Rate.

       "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

       "Eurodollar Loan" means a Loan which bears interest at the applicable Eurodollar Rate.

       "Eurodollar Rate" means, with respect to a Eurodollar Advance or Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

       "Excluded Issuance" means any issuance of Indebtedness which (i) is secured by a purchase money Lien not prohibited hereunder, (ii) constitutes a Capitalized Lease (unless issued in connection with a sale/leaseback transaction), (iii) is described in clauses (i) through (iv) of the definition of Total Indebtedness, (iv) is made under credit facilities providing for revolving credit advances to (a) Strategic Energy, L.L.C. in an aggregate amount not exceeding $100,000,000 or (b) KCPL in an aggregate amount not exceeding $231,000,000 or (v) constitutes the refinancing of Indebtedness existing on the date hereof or described in clauses (i), (ii) and (iii) above, except to the extent the principal amount of such Indebtedness is increased.

       "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

       "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

       "Existing Credit Facility" means the Credit Agreement dated as of March 7, 2003 among the Borrower, various financial institutions and Bank One, as administrative agent.

       "Facility Fee Rate" means, at any time, the percentage rate per annum at which facility fees are accruing at such time as set forth in the Pricing Schedule.

       "Facility Termination Date" means March 4, 2005 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

       "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

       "Floating Rate" means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

       "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

       "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

       "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board.

       "including" means "including without limiting the generality of the following".

       "Indebtedness" means, as to any Person at a particular time, all of the following, without duplication, to the extent recourse may be had to the assets or properties of such Person in respect thereof: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) any direct or contingent obligations of such Person in the aggregate in excess of $2,000,000 arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments; (iii) net obligations of such Person under Swap Contracts; (iv) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (v) Capitalized Lease Obligations and Synthetic Lease Obligations of such Person; and (vi) all Contingent Obligations of such Person in respect of any of the foregoing.

       For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. It is understood and agreed that Indebtedness (including Contingent Obligations) shall not include any obligations of the Borrower with respect to (i) subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, as long as the maturity date of such debt is subsequent to March 5, 2007, provided that the amount of mandatory principal amortization or defeasance of such debt prior to March 5, 2007 shall be included in this definition of Indebtedness; or (ii) Equity-Linked Securities until the mandatory redemption date therefor, provided that the principal amount of all outstanding Equity-Linked Securities in excess of 20% of Total Capitalization shall constitute Indebtedness. The amount of any Capitalized Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

       "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBIT for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges during such period.

       "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

       "Issuer" means Bank One in its capacity as issuer of Letters of Credit hereunder.

       "KCPL" means Kansas City Power & Light Company, a Missouri corporation.

       "LC Collateral Account" is defined in Section 2.19(k).

       "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

       "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

       "Letter of Credit" is defined in Section 2.19(a).

       "Letter of Credit Application" is defined in Section 2.19(c).

       "Letter of Credit Fee" is defined in Section 2.19(d).

       "Letter of Credit Fee Rate" means, at any time, the percentage rate per annum applicable to Letter of Credit Fees at such time as set forth in the Pricing Schedule.

       "Letter of Credit Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

       "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

       "Loan" means, with respect to a Lender, such Lender's loans made pursuant to Article II (or any conversion or continuation thereof).

       "Loan Documents" means this Agreement, each Note issued pursuant to Section 2.13, each Letter of Credit and each Letter of Credit Application.

       "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the Lenders or the Issuer thereunder.

       "Material Indebtedness" is defined in Section 7.5.

       "Maturity Date" means the date which is one year after the Facility Termination Date or any earlier date on which the Obligations become due and payable.

       "Modification" and "Modify" are defined in Section 2.19(a).

       "Moody's" means Moody's Investors Service, Inc.

       "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

       "Net Cash Proceeds" means:

       (a)   with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower, any Significant Subsidiary or KLT Investments, Inc. pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Asset Sale; and

       (b)   with respect to any issuance of equity securities (including, without duplication of any Indebtedness, common stock, preferred stock, convertible securities, warrants, equity securities units and any other type of equity security, but excluding equity securities issued in connection with an employee benefit or compensation plan maintained by the Borrower or any Significant Subsidiary) or Indebtedness, the aggregate cash proceeds received by the Borrower or any Significant Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's discounts and commissions and legal, accounting and investment banking fees).

       "Non-U.S. Lender" is defined in Section 3.5(iv).

       "Note" is defined in Section 2.13.

       "Notice of Assignment" is defined in Section 12.3.2.

       "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations and accrued and unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to any Lender, the Issuer, the Administrative Agent or any indemnified party arising under any Loan Document.

       "Other Taxes" is defined in Section 3.5(ii).

       "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) its Pro Rata Share of the Letter of Credit Obligations at such time.

       "Participants" is defined in Section 12.2.1.

       "Payment Date" means the last Business Day of each March, June, September and December.

       "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

       "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

       "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

       "Pricing Schedule" means the Schedule attached hereto identified as such.

       "Prime Rate" means a rate per annum equal to the prime rate of interest announced by Bank One or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

       "Project Finance Subsidiary" means any Subsidiary that meets the following requirements: (i) it is primarily engaged, directly or indirectly, in the ownership, operation and/or financing of independent power production and related facilities and assets; and (ii) neither the Borrower nor any other Subsidiary (other than another Project Finance Subsidiary) has any liability, contingent or otherwise, for the Indebtedness or other obligations of such Subsidiary (other than non-recourse liability resulting from the pledge of stock of such Subsidiary).

       "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

       "Pro Rata Share" means, with respect to any Lender on any date of determination, the percentage which the amount of such Lender's Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, which such Lender's Outstanding Credit Exposure is of the Aggregate Outstanding Credit Exposure) as of such date. For purposes of determining liability for any indemnity obligation under Section 2.19(j) or 10.8, each Lender's Pro Rata Share shall be determined as of the date the Issuer or the Administrative Agent notifies the Lenders of such indemnity obligation (or, if such notice is given after termination of this Agreement, as of the date of such termination).

       "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

       "Purchasers" is defined in Section 12.3.1.

       "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

       "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

       "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the Issuer for amounts paid by the Issuer in respect of any one or more drawings under Letters of Credit.

       "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

       "Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

       "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

       "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

       "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

       "SEC" means the Securities and Exchange Commission.

       "SEC Order" means the order issued by the SEC to the Borrower and various Affiliates dated December 29, 2003 (Release No. 35-27784; 70-9861), or an extension, renewal or replacement of such order in form and substance satisfactory to the Lenders.

       "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

       "Shareholders' Equity" means, as of any date of determination for the Borrower and its Consolidated Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

       "Significant Subsidiary" means, at any time, KCPL and each other Subsidiary of the Borrower which (i) as of the date of determination, owns consolidated assets equal to or greater than 15% of the consolidated assets of the Borrower and its Subsidiaries or (ii) which had consolidated net income from continuing operations (excluding extraordinary items) during the four most recently ended fiscal quarters equal to or greater than 15% of Consolidated Net Income during such period.

       "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

       "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

       "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries as reflected in the financial statements referred to in clause (i) above.

       "Swap Contract" means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transaction, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

       "Synthetic Lease Obligation" means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

       "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

       "Term-Out Option" is defined in Section 2.2.

       "34 Act Reports" means the periodic reports of the Borrower filed with the SEC on Forms 10K, 10Q and 8K (or any successor forms thereto).

       "Total Capitalization" means Total Indebtedness of the Borrower and its Consolidated Subsidiaries plus the sum of (i) Shareholder's Equity (without giving effect to the application of FASB Statement No. 133 or 149) and (ii) to the extent not otherwise included in Indebtedness or Shareholder's Equity, preferred and preference stock and securities of the Borrower and its Subsidiaries included in a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries in accordance with GAAP.

       "Total Indebtedness" means all Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis (and without duplication), excluding (i) Indebtedness arising under Swap Contracts entered into in the ordinary course of business to hedge bona fide transactions and business risks and not for speculation, (ii) Indebtedness of Project Finance Subsidiaries, (iii) Contingent Obligations incurred after May 15, 1996 with respect to obligations of Strategic Energy, L.L.C. in an aggregate amount not exceeding $275,000,000 and (iv) Indebtedness of KLT Investments Inc. incurred in connection with the acquisition and maintenance of its interests (whether direct or indirect) in low income housing projects.

       "Transferee" is defined in Section 12.4.

       "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

       "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

       "Utilization Fee Rate" means, at any time, the percentage rate per annum at which utilization fees are accruing at such time as set forth in the Pricing Schedule.

       "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

       1.2     Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any covenant in Section 6 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

THE CREDITS

       2.1     Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, subject to the terms and conditions set forth in this Agreement, (a) each Lender severally agrees to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment and (b) the Issuer agrees to issue Letters of Credit for the account of the Borrower from time to time (and each Lender severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.19); provided (i) that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment; and (ii) the Outstanding Credit Exposure of any Lender shall not at any time exceed the amount of such Lender's Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments shall expire on the Facility Termination Date.

       2.2     Required Payments; Termination. The Borrower shall (a) repay the principal amount of all Advances made to it on the Facility Termination Date or, at the Borrower's election (as indicated by written notice received by the Administrative Agent (which shall promptly advise each Lender in writing of its receipt of such notice) at least five days prior to the Facility Termination Date), the Maturity Date (such election, the "Term-Out Option"), and (b) deposit into the LC Collateral Account on the Facility Termination Date an amount in immediately available funds equal to the aggregate stated amount of all Letters of Credit that will remain outstanding after the Facility Termination Date.

       2.3     Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to their respective Pro Rata Shares.

       2.4     Types of Advances; Minimum Amount. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Each Eurodollar Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000, and each Floating Rate Advance shall be in the amount of $1,000,000 or an integral multiple thereof.

       2.5     Facility Fee; Utilization Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (a) a facility fee at a per annum rate equal to (i) the Facility Fee Rate on such Lender's Commitment (regardless of usage) from the date hereof to but excluding the Facility Termination Date, payable on each Payment Date and on the Facility Termination Date or (ii) if the Borrower exercises the Term-Out Option or the Commitments terminate prior to the scheduled Facility Termination Date, the Facility Fee Rate on such Lender's Outstanding Credit Exposure from the Facility Termination Date to but excluding the Maturity Date, payable on each Payment Date following the Facility Termination Date, on the Maturity Date and, if applicable, thereafter on demand; and (b) a utilization fee at a rate per annum equal to the Utilization Fee Rate on such Lender's Outstanding Credit Exposure, (i) for any date prior to the Facility Termination Date on which the Aggregate Outstanding Credit Exposure exceeds 33-1/3% of the Aggregate Commitment and (ii) for each date on (unless all Obligations are paid in full on the Facility Termination Date) or after the Facility Termination Date until all Obligations are paid in full, such utilization fee to be payable on each Payment Date, on the Maturity Date and thereafter on demand.

       2.6     Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders (according to their respective Pro Rata Shares) in integral multiples of $5,000,000, upon at least three Business Days' prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

       2.7     Prepayments.

       (a)     Optional Prepayments.

(i)     The Borrower may from time to time prepay Floating Rate Advances upon one Business Day's prior notice to the Administrative Agent, without penalty or premium. Each partial prepayment of Floating Rate Advances shall be in an aggregate amount of $1,000,000 or an integral multiple thereof.

(ii)     The Borrower may from time to time prepay Eurodollar Advances (subject to the payment of any funding indemnification amounts required by Section 3.4) upon three Business Days' prior notice to the Administrative Agent, without penalty or premium. Each partial prepayment of Eurodollar Advances shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000.

       (b)     Mandatory Prepayments. If the Borrower has exercised the Term-Out Option and the Facility Termination Date has occurred, then the Borrower will:

(i)     within ten Business Days following the receipt by the Borrower, any Significant Subsidiary or KLT Investments, Inc. (except to the extent that, and for so long as, the distribution of the applicable Net Cash Proceeds by such Significant Subsidiary to the Borrower would be prohibited by the applicable regulatory authorities having jurisdiction over such Significant Subsidiary) of any Net Cash Proceeds from any Asset Sale, prepay Advances in an amount (rounded down, if necessary, to an integral multiple of $1,000,000) equal to 100% of all such Net Cash Proceeds received since the Facility Termination Date minus all amounts previously applied to prepay Advances pursuant to this clause (i); and

(ii)     within five Business Days following the receipt by the Borrower or any Significant Subsidiary (except to the extent that, and for so long as, the distribution of the applicable Net Cash Proceeds by such Significant Subsidiary to the Borrower would be prohibited by the applicable regulatory authorities having jurisdiction over such Significant Subsidiary) of the Net Cash Proceeds of any issuance of equity securities (including, without duplication of any Indebtedness, common stock, preferred stock, convertible securities, warrants, equity securities unit and any other type of equity security, but excluding equity securities issued in connection with an employee benefit or compensation plan maintained by the Borrower or any Significant Subsidiary) or Indebtedness (excluding any Excluded Issuance and any issuance of equity securities by a Significant Subsidiary to the Borrower or another Significant Subsidiary), prepay Advances in an amount (rounded down, if necessary, to an integral multiple of $1,000,000) equal to 100% of all such Net Cash Proceeds received since the Facility Termination Date minus all amounts previously applied to prepay Advances pursuant to this clause (ii).

       (c)     All Prepayments. All prepayments of Advances shall be applied ratably to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

       2.8     Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and not later than 11:00 a.m. (Chicago time) three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

       (i)     the Borrowing Date, which shall be a Business Day, of such Advance,

       (ii)    the aggregate amount of such Advance,

       (iii)   the Type of Advance selected, and

       (iv)    in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

       2.9     Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)     the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)    the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)   the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

       2.10     Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date or, if the Borrower has elected the Term-Out Option, the Maturity Date.

       2.11     Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the Letter of Credit Fee Rate shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the Letter of Credit Fee Rate set forth in clause (iii) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

       2.12     Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

       2.13     Noteless Agreement; Evidence of Indebtedness.

(i)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)    The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Letter of Credit and the amount of Letter of Credit Obligations outstanding at any time and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

(iii)   The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)    Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit E (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) above.

       2.14     Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

       2.15     Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. All computations of interest for Floating Rate Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment (it being understood that the Administrative Agent shall be deemed to have received a payment prior to noon (Chicago time) if (x) the Borrower has provided the Administrative Agent with evidence satisfactory to the Administrative Agent that the Borrower has initiated a wire transfer of such payment prior to such time and (y) the Administrative Agent actually receives such payment on the same Business Day on which such wire transfer was initiated). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

       2.16     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

       2.17     Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

       2.18     Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

       2.19     Letters of Credit.

       (a)     Issuance. The Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (together with the letters of credit listed on Schedule 2.19, each a "Letter of Credit") and to renew, extend, increase, decrease or otherwise modify Letters of Credit ("Modify," and each such action a "Modification") from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Letter of Credit is issued or Modified, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Letter of Credit shall have an expiry date later than the scheduled Maturity Date.

       (b)     Participations. Upon the issuance or Modification by the Issuer of a Letter of Credit in accordance with this Section 2.19, the Issuer shall be deemed, without further action by any Person, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any Person, to have unconditionally and irrevocably purchased from the Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related Letter of Credit Obligations in proportion to its Pro Rata Share.

       (c)     Notice. Subject to Section 2.19(a), the Borrower shall give the Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days (or such lesser period of time as the Issuer may agree in its sole discretion) prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Letter of Credit. The issuance or Modification by the Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the Issuer shall have no duty to ascertain, it being understood, however, that the Issuer shall not issue any Letter of Credit if it has received written notice from the Borrower, the Administrative Agent or any Lender that any such conditions precedent have not been satisfied), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the Issuer shall have reasonably requested (each a "Letter of Credit Application"). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

       (d)     Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Letter of Credit, a letter of credit fee (the "Letter of Credit Fee") at a per annum rate equal to the Letter of Credit Fee Rate in effect from time to time on the maximum undrawn amount which may at any time thereafter be available under such Letter of Credit, such fee to be payable in arrears on each Payment Date, on the Facility Termination Date or (if the Borrower has exercised the Term-Out Option) the Maturity Date and, after the Maturity Date (if applicable), on demand. The Borrower shall also pay to the Issuer for its own account (x) a fronting fee in the amount agreed to by the Issuer and the Borrower from time to time, with such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Letters of Credit in accordance with the Issuer's standard schedule for such charges as in effect from time to time.

       (e)     Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Lender of the amount to be paid by the Issuer as a result of such demand and the proposed payment date (the "Letter of Credit Payment Date"). The responsibility of the Issuer to the Borrower and each Lender shall be only to determine that the documents delivered under each Letter of Credit in connection with a demand for payment are in conformity in all material respects with such Letter of Credit. The Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the Issuer, each Lender shall be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(f) below, plus (ii) interest on the foregoing amount, for each day from the date of the applicable payment by the Issuer to the date on which the Issuer is reimbursed by such Lender for its Pro Rata Share thereof, at a rate per annum equal to the Federal Funds Effective Rate or, beginning on third Business Day after demand for such amount by the Issuer, the rate applicable to Floating Rate Advances.

       (f)     Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuer on or before the applicable Letter of Credit Payment Date for any amount to be paid by the Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances. The Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by the Issuer, but only to the extent such Lender made payment to the Issuer in respect of such Letter of Credit pursuant to Section 2.19(e).

       (g)     Obligations Absolute. The Borrower's obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuer, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Issuer and the Lenders that neither the Issuer nor any Lender shall be responsible for, and the Borrower's Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. The Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuer or any Lender under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19(g) is intended to limit the right of the Borrower to make a claim against the Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

       (h)     Actions of Issuer. The Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuer. The Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holder of a participation in any Letter of Credit.

       (i)     Indemnification. The Borrower agrees to indemnify and hold harmless each Lender, the Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which the Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the Issuer hereunder (but nothing herein contained shall affect any right the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the Issuer issuing any Letter of Credit which specifies that the term "Beneficiary" therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuer in determining whether a request presented under any Letter of Credit issued by the Issuer complied with the terms of such Letter of Credit or (y) the Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

     (j)     Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the Issuer and its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and charges), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

       (k)     LC Collateral Account. The Borrower agrees that it will establish on the Facility Termination Date (or on such earlier date as may be required pursuant to Section 8.1), and thereafter maintain so long as any Letter of Credit is outstanding or any amount is payable to the Issuer or the Lenders in respect of any Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the "LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account, to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. If funds are deposited in the LC Collateral Account pursuant to Section 2.2(b) and the provisions of Section 8.1 are not applicable, then the Administrative Agent shall release from the LC Collateral Account to the Borrower, upon the expiration or termination of, or any reduction in the amount available under, any Letter of Credit, an amount equal to the excess (if any) of all funds in the LC Collateral Account over the Letter of Credit Obligations.

       (l)     Rights as a Lender. In its capacity as a Lender, the Issuer shall have the same rights and obligations as any other Lender.

ARTICLE III

YIELD PROTECTION; TAXES

       3.1     Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, any applicable Lending Installation or the Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)     subjects any Lender, any applicable Lending Installation or the Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or Letters of Credit or participations therein, or

(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or the Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)   imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or the Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or the Issuer in connection with its Eurodollar Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or the Issuer to make any payment calculated by reference to the amount of Eurodollar Loans or Letters of Credit held or interest received by it, by an amount deemed material by such Lender or the Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, the applicable Lending Installation or the Issuer of making or maintaining its Eurodollar Loans, Letters of Credit or Commitment or to reduce the return received by such Lender, the applicable Lending Installation or the Issuer in connection with such Eurodollar Loans, Letters of Credit or Commitment, then, within 15 days of demand by such Lender or the Issuer, the Borrower shall pay such Lender or the Issuer such additional amount or amounts as will compensate such Lender or the Issuer for such increased cost or reduction in amount received.

     3.2     Changes in Capital Adequacy Regulations. If a Lender or the Issuer determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, the Issuer or any corporation controlling such Lender or the Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the Issuer, the Borrower shall pay such Lender or the Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in (or in the interpretation of) the Risk-Based Capital Guidelines or (ii) any adoption of or change in (or any change in the interpretation of) any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, any Lending Installation, the Issuer or any corporation controlling any Lender or the Issuer. "Risk-Based Capital Guidelines" means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

       3.3     Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance or (iii) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Base Rate, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of clause (i), require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

       3.4     Funding Indemnification. If any conversion, prepayment or payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, paid, continued or converted on the date or in the amount specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

       3.5     Taxes. (i) All payments by the Borrower to or for the account of any Lender, the Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)     In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Letter of Credit Application ("Other Taxes").

(iii)     The Borrower hereby agrees to indemnify the Administrative Agent, each Lender and the Issuer for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, such Lender or the Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such Lender or the Issuer makes demand therefor pursuant to Section 3.6.

(iv)     Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement (or, if later, the date it becomes a party hereto), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8BEN or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)     For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)     Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

       3.6     Lender Statements; Survival of Indemnity. To the extent reasonably possible and upon the request of the Borrower, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender or the Issuer, as applicable, shall deliver a written statement of such Lender or the Issuer to the Borrower (with a copy to the Administrative Agent) as to any amount due under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender or the Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender or the Issuer shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

       4.1     Initial Credit Extension. The Lenders and the Issuer shall not be required to make the initial Credit Extension hereunder until the Borrower has furnished the Administrative Agent with (a) all fees required to be paid to the Lenders on the date hereof, (b) evidence that all obligations under the Existing Credit Facility have been (or, concurrently with the initial Credit Extension hereunder, will be) paid in full and (c) all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender:

(i)     Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, certified by the Secretary or an Assistant Secretary of the Borrower, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)    Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(iii)   An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)    A certificate, signed by the chief accounting officer or the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

(v)     A written opinion of the Borrower's counsel, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit A.

(vi)    Executed counterparts of this Agreement executed by the Borrower and each Lender.

(vii)   Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(viii)  If the initial Credit Extension will be the issuance of a Letter of Credit, a properly completed Letter of Credit Application.

(ix)    A copy of the SEC Order authorizing the Borrower to incur the Indebtedness contemplated by the Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower.

(x)     Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer who has executed and delivered an incumbency certificate in accordance with the terms hereof, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(xi)    Such other documents as any Lender or its counsel may have reasonably requested.

       4.2     Each Credit Extension. The Lenders shall not be required to make any Credit Extension (other than a Credit Extension that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Credit Extensions), unless on the date of such Credit Extension:

(i)     No Default or Unmatured Default exists or would result from such Credit Extension.

(ii)    The representations and warranties contained in Article V are true and correct as of the date of such Credit Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; provided that this clause (ii) shall not apply to the representations and warranties set forth in Section 5.5, clause (a) of the first sentence of Section 5.7 and the second sentence of Section 5.7 with respect to a borrowing hereunder if the proceeds of such borrowing will be used exclusively to repay the Borrower's commercial paper (and, in the event of any such borrowing, the Administrative Agent may require the Borrower to deliver information sufficient to disburse the proceeds of such borrowing directly to the holders of such commercial paper or a paying agent therefor).

(iii)   The SEC Order shall not have expired or been revoked and shall permit the Borrower to incur the Indebtedness evidenced by such Credit Extension. The Borrower shall, upon request, provide the Administrative Agent with evidence satisfactory to the Administrative Agent that, after giving effect to such Credit Extension, the aggregate amount of short-term debt instruments issued by the Borrower in reliance upon the SEC Order shall not exceed the maximum amount of Indebtedness authorized by the SEC Order.

       Each delivery of a Borrowing Notice and each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i), (ii) and (iii) have been satisfied. Any Lender may require delivery of a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

       The Borrower represents and warrants to the Lenders that:

       5.1     Existence and Standing. Each of the Borrower and its Significant Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

       5.2     Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

       5.3     No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or (ii) the Borrower's articles or certificate of incorporation or by-laws or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

       5.4     Financial Statements. The December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended subject, in the case of the March 31, 2003, June 30, 2003 and September 30, 2003 financial statements, to normal year-end adjustments.

       5.5     Material Adverse Change. Since December 31, 2002, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, it being understood that the divestiture of KLT Gas Inc. and its Subsidiaries will be deemed not to have a Material Adverse Effect.

       5.6     Taxes. The Borrower and its Significant Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due and payable pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no material claims are being asserted against the Borrower or any Significant Subsidiary with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of any taxes or other governmental charges are adequate.

       5.7     Litigation; etc. Except as set forth in the Borrower's '34 Act Reports, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which (a) could reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

       5.8     ERISA. The Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Borrower nor any other member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

       5.9     Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

       5.10     Regulation U. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Margin stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

       5.11     Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

       5.12     Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

       5.13     Ownership of Properties. On the date of this Agreement, the Borrower and its Significant Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.12, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

       5.14     Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

       5.15     Environmental Matters. Except as set forth in the Borrower's '34 Act Reports, there are no known risks and liabilities accruing to the Borrower or any of its Subsidiaries due to Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

       5.16     Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

       5.17     Public Utility Holding Company Act. The Borrower is a "holding company" within the meaning of PUHCA.

       5.18     Pari Passu Indebtedness. The Indebtedness under the Loan Documents ranks at least pari passu with all other unsecured Indebtedness of the Borrower.

       5.19     Solvency. As of the date hereof and after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Borrower and each Significant Subsidiary is solvent. For purposes of the preceding sentence, solvent means (a) the fair saleable value (on a going concern basis) of the Borrower's assets or a Significant Subsidiary's assets, as applicable, exceed its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due and (c) such Person will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Borrower is not entering into the Loan Documents with the actual intent to hinder, delay or defraud its current or future creditors, nor does the Borrower intend to or believe that it will incur, as a result of entering into this Agreement and the other Loan Documents, debts beyond its ability to repay.

ARTICLE VI

COVENANTS

       During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

       6.1     Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)     Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by a firm of independent certified public accountants which is a member of the "Big Four," prepared in accordance with GAAP on a consolidated basis for itself and its Consolidated Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows, accompanied by any management letter prepared by said accountants.

(ii)    Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Consolidated Subsidiaries, either (a) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief accounting officer or chief financial officer or (b) if the Borrower is then a "registrant" within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of the Borrower's report on Form 10-Q for such quarterly period.

(iii)   Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief accounting officer or chief financial officer setting forth calculations of the financial covenants contained in Section 6 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)    As soon as possible and in any event within 10 days after the Borrower or any member of the Controlled Group knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief accounting or financial officer of the Borrower, describing said Reportable Event and the action which the Borrower or member of the Controlled Group proposes to take with respect thereto.

(v)     As soon as possible and in any event within two days after receipt of notice by the Borrower or any member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, a copy of such notice.

(vi)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(vii)   Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports (other than any report on Form U-9C-3) which the Borrower files with the SEC.

(viii)  As soon as possible, and in any event within three days after an Authorized Officer of the Borrower shall have knowledge thereof, notice of any change by Moody's or S&P in the senior unsecured debt rating of the Borrower.

(ix)    Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

The statements and reports required to be furnished by the Borrower pursuant to clauses (vi) and (vii) above shall be deemed furnished for such purpose upon becoming publicly available on the SEC's EDGAR web page.

       6.2     Permits, Etc. The Borrower will, and will cause each Significant Subsidiary to, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

       6.3     Use of Proceeds. The Borrower will use the proceeds of the Credit Extensions (i) to repay the Existing Credit Facility and (ii) for the general corporate and working capital purposes of the Borrower and its Subsidiaries, including support for the Borrower's commercial paper. The Borrower will not use any of the proceeds of the Credit Extensions to purchase or carry any margin stock (as defined in Regulation U) or to extend credit for the purpose of purchasing or carrying margin stock; provided that the Borrower may repurchase its own stock so long as such stock is immediately retired. The Borrower will not permit margin stock to constitute 25% or more of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

       6.4     Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

       6.5     Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

       6.6     Taxes. The Borrower will, and will cause each Significant Subsidiary to, timely file United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

       6.7     Insurance. The Borrower will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower or its Subsidiaries (other than any captive insurance company) insurance on all their Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses; provided that such self-insurance is in accord with the customary industry practices for Persons in the same or similar businesses and adequate insurance reserves are maintained in connection with such self-insurance to the extent required by GAAP.

       6.8     Compliance with Laws. The Borrower will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

       6.9     Maintenance of Properties; Books of Record. The Borrower will, and will cause each Significant Subsidiary to, (i) do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) keep proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of the Borrower and each Significant Subsidiary in accordance with GAAP; provided that nothing in this Section shall prevent the Borrower or any Significant Subsidiary from discontinuing the operation or maintenance of any of its Property or equipment if such discontinuance is, in the judgment of such Person, desirable in the conduct of its business.

       6.10     Inspection. The Borrower will, and if a Default or Unmatured Default exists, will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Person, to examine and make copies of the books of accounts and other financial records of such Person, and to discuss the affairs, finances and accounts of such Person with, and to be advised as to the same by, such Person's officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. After the occurrence and during the continuance of a Default, any such inspection shall be at the Borrower's expense; at all other times, the Borrower shall not be liable to pay the expenses of the Administrative Agent or any Lender in connection with such inspections.

       6.11     Consolidations, Mergers and Sale of Assets. The Borrower will not, nor will it permit any Significant Subsidiary (other than any Project Finance Subsidiary) to, sell, lease, transfer, or otherwise dispose of all or substantially all of its assets (whether by a single transaction or a number of related transactions and whether at one time or over a period of time) or consolidate with or merge into any Person or permit any Person to merge into it, except

(i)     A Wholly-Owned Subsidiary may be merged into the Borrower.

(ii)    Any Significant Subsidiary may sell all or substantially all of its assets to, or consolidate or merge into, another Significant Subsidiary; provided that, immediately before and after such merger, consolidation or sale, no Default or Unmatured Default shall exist.

(iii)   Strategic Energy, L.L.C. may sell accounts receivable and contracts that generate accounts receivable, and KCPL may sell accounts receivable, in each case pursuant to one or more securitization transactions.

(iv)    The Borrower may sell all or substantially all of its assets to, or consolidate with or merge into, any other corporation, or permit another corporation to merge into it; provided that (a) the surviving corporation, if such surviving corporation is not the Borrower, or the transferee corporation in the case of a sale of all or substantially all of the Borrower's assets (1) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, and (2) shall expressly assume in a writing satisfactory to the Administrative Agent the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower, (b) immediately before and after such merger, consolidation or sale, there shall not exist any Default or Unmatured Default and (c) the surviving corporation of such merger or consolidation, or the transferee corporation of the assets of the Borrower, as applicable, has, both immediately before and after such merger, consolidation or sale, a Moody's Rating of Baa3 or better or an S&P Rating of BBB - or better.

Notwithstanding the foregoing, the Borrower and its Consolidated Subsidiaries (excluding Project Finance Subsidiaries) will not convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions, but excluding (a) sales of inventory in the ordinary course of business and sales of assets permitted by clause (iii) above and (b) sales of the capital stock or assets of KLT Gas Inc. and Subsidiaries thereof) in the aggregate within any 12-month period, more than 20% of the aggregate book value of the assets of the Borrower and its Consolidated Subsidiaries (excluding Project Finance Subsidiaries) as calculated as of the end of the most recent fiscal quarter.

       6.12     Liens. The Borrower will not, nor will it permit any Significant Subsidiary (other than any Project Finance Subsidiary) to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Significant Subsidiaries (other than any Project Finance Subsidiary), except:

(i)     Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)    Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)   Liens arising out of pledges or deposits in the ordinary course of business under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, other than any Lien imposed under ERISA.

(iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which are not substantial in amount and do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Significant Subsidiaries.

(v)     The Lien of the General Mortgage Indenture and Deed of Trust Dated December 1, 1986 from KCPL to UMB, N.A.

(vi)    Liens on Property of the Borrower or KCPL existing on the date hereof and any renewal or extension thereof; provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by this Agreement.

(vii)   Judgment Liens which secure payment of legal obligations that would not constitute a Default under Section 7.9.

(viii)  Liens on Property acquired by the Borrower or a Significant Subsidiary after the date hereof, existing on such Property at the time of acquisition thereof (and not created in anticipation thereof); provided that in any such case no such Lien shall extend to or cover any other Property of the Borrower or such Significant Subsidiary, as the case may be.

(ix)    Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business by the Borrower or any Significant Subsidiary.

(x)     Purchase money security interests on any Property acquired or held by such Person in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (a) such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof, (b) such Lien attaches solely to the Property so acquired in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value determined at the date of incurrence, whichever is lower, of the Property being acquired on the date of acquisition.

(xi)    Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by such Person for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof.

(xii)   Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of KCPL and Strategic Energy, L.L.C.; and other Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of the Borrower or any Subsidiary in an aggregate amount not at any time exceeding $10,000,000.

(xiii)  Liens on Property of KLT Gas Inc. and its Subsidiaries in favor of operators and non-operators under joint operating agreements, pooling orders or agreements, unitization agreements or similar contractual arrangements arising in the ordinary course of the business of such Person relating to the development or operation of oil and gas Properties to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves are maintained on the books of such Person in accordance with GAAP.

(xiv)   Liens on Property of KLT Gas Inc. and its Subsidiaries under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, production and selling hydrocarbons; provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery.

(xv)    Liens on Property or assets of a Significant Subsidiary securing obligations owing to the Borrower or any Significant Subsidiary (other than a Project Finance Subsidiary).

(xvi)   Liens on the stock or other equity interests of any Project Finance Subsidiary to secure obligations of such Project Finance Subsidiary (provided that the agreement under which any such Lien is created shall expressly state that it is non-recourse to the pledgor).

(xvii)  Liens securing Indebtedness of Strategic Energy L.L.C. under the credit facilities referred to in clause (iv)(a) of the definition of "Excluded Issuance".

(xviii) Liens which would otherwise not be permitted by clauses (i) through (xvii) securing additional Indebtedness of the Borrower or a Significant Subsidiary (other than a Project Finance Subsidiary); provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Significant Subsidiaries (other than any Project Finance Subsidiary) (including prepayment premiums and penalties) secured by Liens permitted by this clause (xviii) shall not exceed the greater of (a) $50,000,000 and (b) 10% of Consolidated Tangible Net Worth.

       6.13     Affiliates. Except to the extent required by applicable law with respect to transactions among the Borrower and its Subsidiaries (excluding any Project Finance Subsidiary), the Borrower will not, and will not permit any Subsidiary (other than any Project Finance Subsidiary) to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

       6.14     ERISA. The Borrower will not, nor will it permit any Significant Subsidiary to, (i) voluntarily terminate any Plan, so as to result in any material liability of the Borrower or any Significant Subsidiary to the PBGC or (ii) enter into any Prohibited Transaction (as defined in Section 4975 of the Code and in Section 406 of ERISA) involving any Plan which results in any material liability of the Borrower or any Significant Subsidiary or (iii) cause any occurrence of any Reportable Event which results in any material liability of the Borrower or any Significant Subsidiary to the PBGC or (iv) allow or suffer to exist any other event or condition known to the Borrower which results in any material liability of the Borrower or any Significant Subsidiary to the PBGC.

       6.15     Total Indebtedness to Total Capitalization. The Borrower shall at all times cause the ratio of (i) Total Indebtedness to (ii) Total Capitalization to be less than or equal to 0.65 to 1.0.

       6.16     Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.25 to 1.0.

       6.17     Restrictions on Subsidiary Dividends. The Borrower will not, nor will it permit any Significant Subsidiary (other than any Project Finance Subsidiary) to, be a party to any agreement prohibiting or restricting the ability of such Significant Subsidiary to declare or pay dividends to the Borrower; provided that Strategic Energy, L.L.C. may be a party to a credit agreement restricting its ability to pay dividends to the Borrower if a breach of any financial covenant in such agreement exists or would result from such payment so long as any such financial covenant is customary for similarly-situated companies.

ARTICLE VII

DEFAULTS

       The occurrence of any one or more of the following events shall constitute a Default:

       7.1     Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

       7.2     Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligations within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any fee or other obligation under any of the Loan Documents within three Business Days after the same becomes due.

       7.3     The breach by the Borrower of any of the terms or provisions of Section 6.3, 6.10 (with respect to the Borrower and its Significant Subsidiaries only), 6.11, 6.12, 6.13, 6.15, 6.16 or 6.17.

       7.4     The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (a) the Borrower becoming aware of such breach and (b) receipt by the Borrower of written notice from the Administrative Agent or any Lender; provided that if such breach is capable of cure but (i) cannot be cured by payment of money and (ii) cannot be cured by diligent efforts within such 30-day period, but such diligent efforts shall be properly commenced within such 30-day period and the Borrower is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional 90 days, but in no event beyond the Facility Termination Date or (if the Borrower has elected the Term-Out Option) the Maturity Date.

       7.5     Failure of the Borrower or any of its Significant Subsidiaries to pay when due any Indebtedness aggregating in excess of $25,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Significant Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

       7.6     The Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

       7.7     Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

       7.8     Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

       7.9     The Borrower or any of its Significant Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge (i) any judgment or order for the payment of money in excess of $25,000,000 (either singly or in the aggregate with other such judgments) or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect, in either case which is not stayed on appeal or otherwise being appropriately contested in good faith.

       7.10     A Change of Control shall occur.

       7.11     A Reportable Event shall have occurred with respect to a Plan which could reasonably be expected to have a Material Adverse Effect and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, such Reportable Event shall still exist.

       7.12     Any authorization or approval or other action by any governmental authority or regulatory body required for the execution, delivery or performance of this Agreement or any other Loan Document by the Borrower shall fail to have been obtained or be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect, and such occurrence shall (i) adversely affect the enforceability of the Loan Documents against the Borrower and (ii) to the extent that such occurrence can be cured, shall continue for five days.

       7.13     The Borrower shall fail to own, directly or indirectly, all of the outstanding stock of KCPL which, in the absence of any contingency, has the right to vote in an election of directors of KCPL.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

       8.1     Acceleration; Letter of Credit Account.

       (a)     If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Lender or the Issuer and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the LC Collateral Account, equal to the excess of (i) the amount of Letter of Credit Obligations at such time over (ii) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, (x) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (y) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent in immediately available funds the Collateral Shortfall Amount, which funds shall be deposited in the LC Collateral Account.

       If (a) within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and (b) before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

       8.2     Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)     Extend the final maturity of any Loan to a date after the Facility Termination Date or (if the Borrower has elected the Term-Out Option) the Maturity Date or extend the expiry date of any Letter of Credit to a date after the Maturity Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)    Reduce the percentage specified in the definition of Required Lenders.

(iii)   Extend the Facility Termination Date or the Maturity Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(iv)    Amend this Section 8.2.

(v)     Release any funds from the LC Collateral Account, except to the extent such release is expressly permitted hereunder.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision of this Agreement relating to the Issuer shall be effective without the written consent of the Issuer. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

       8.3     Preservation of Rights. No delay or omission of the Lenders, the Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Lenders and the Issuer until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

       9.1     Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

       9.2     Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

       9.3     Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

       9.4     Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Lenders and the Issuer and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the Lenders and the Issuer relating to the subject matter thereof other than the fee letter described in Section 10.13.

       9.5     Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

       9.6     Expenses; Indemnification.

(i)     The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs and expenses (including fees and charges of outside counsel for the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, each Lender and the Issuer for any reasonable costs, internal charges and expenses (including fees and charges of attorneys for the Administrative Agent, the Arranger, such Lender and the Issuer, which attorneys may be employees of the Administrative Agent, the Arranger, such Lender or the Issuer) paid or incurred by the Administrative Agent, the Arranger, any Lender or the Issuer in connection with the collection and enforcement, attempted enforcement, and preservation of rights and remedies under, any of the Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding).

(ii)    The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, the Issuer, their respective affiliates and the directors, officers and employees of the foregoing against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or the Issuer or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the payment of the Obligations and termination of this Agreement.

       9.7     Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

       9.8     Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

       9.9     Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

       9.10     Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, the Arranger, any Lender or the Issuer shall have any fiduciary responsibilities to the Borrower. None of the Administrative Agent, the Arranger, any Lender or the Issuer undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that none of the Administrative Agent, the Arranger, any Lender or the Issuer shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Administrative Agent, the Arranger, any Lender or the Issuer shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

       9.11     Limited Disclosure.

       (a)     Neither the Administrative Agent nor any Lender may disclose to any Person any Specified Information (as defined below) except to its, and its Affiliates', officers, employees, agents, accountants, legal counsel, advisors and other representatives who have a need to know such Specified Information. "Specified Information" means information that the Borrower furnishes to the Administrative Agent or any Lender that is designated in writing as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower.

       (b)     The provisions of clause (a) above shall not apply to Specified Information (i) that is a matter of general public knowledge or has heretofore been or is hereafter published in any source generally available to the public, (ii) that is required to be disclosed by law, regulation or judicial order, (iii) that is requested by any regulatory body with jurisdiction over the Administrative Agent or any Lender, or (iv) that is disclosed to legal counsel, accountants and other professional advisors to such Lender, in connection with the exercise of any right or remedy hereunder or under any Note or any suit or other litigation or proceeding relating to this Agreement or any Note, to a rating agency if required by such agency in connection with a rating relating to Credit Extensions hereunder or to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this Section 9.11.

       9.12     Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

ARTICLE X

THE ADMINISTRATIVE AGENT

       10.1     Appointment; Nature of Relationship. (a) Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

       (b)     The Issuer shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith. The Issuer shall have all of the benefits and immunities provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent", as used in this Article X, included the Issuer with respect to such acts or omissions and as additionally provided in this Agreement with respect to the Issuer.

       10.2     Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

       10.3     General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

       10.4     No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Unmatured Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (vi) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (vii) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

       10.5     Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all Lenders, as appropriate, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

       10.6     Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

       10.7     Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

       10.8     Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, ratably in proportion to their respective Pro Rata Shares, (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

       10.9     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder (other than any Default resulting from the failure of the Borrower to make any payment of principal, interest or fees payable to the Administrative Agent pursuant to the terms of this Agreement) unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

       10.10     Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

       10.11     Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger, the Issuer or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, the Issuer any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

       10.12     Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders; provided that the Administrative Agent may not be removed unless the Administrative Agent (in its individual capacity) and any affiliate thereof acting as Issuer is relieved of all of its duties as Issuer pursuant to documentation reasonably satisfactory to such Person on or prior to the date of such removal. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed within the applicable time period, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

       10.13     Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the letter agreement dated January 23, 2004 or as otherwise agreed from time to time.

       10.14     Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

       11.1     Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

       11.2     Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 and payments made to the Issuer in respect of Reimbursement Obligations so long as the Lenders have not funded their participations therein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in accordance with their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

       12.1     Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and(ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

       12.2     Participations.

       12.2.1   Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other Persons ("Participants") participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest, right and/or obligation of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

       12.2.2   Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, Reimbursement Obligations, interest or fees, reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date or the Maturity Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment or releases any funds from the LC Collateral Account, except to the extent such release is expressly permitted hereunder.

       12.2.3   Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

       12.3     Assignments.

       12.3.1   Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless each of the Borrower and the Administrative Agent otherwise consents or such assignment is to a Lender or an Affiliate of a Lender) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if such Lender's Commitment has been terminated).

       12.3.2   Effect of Assignment; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Schedule I to Exhibit C (a "Notice of Assignment"), together with each consent required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Administrative Agent for processing such assignment,(A) such assignment shall become effective on the effective date specified in such Notice of Assignment and (B) the transferor Lender shall, to the extent provided in such Notice of Assignment, be released from its obligations under this Agreement (and in the case of a Notice of Assignment covering all of the transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and the Outstanding Credit Exposure under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and the Aggregate Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

       12.4     Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11.

       12.5     Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

       13.1     Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof,(ii) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or(iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

       13.2     Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

       This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

OTHER AGENTS

       No Lender identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the "Syndication Agent", a "Co-Documentation Agent", the "Senior Managing Agent" or a "Co-Managing Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on the Syndication Agent, any Co-Documentation Agent, the Senior Managing Agent or any Co-Managing Agent in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XVI

TERMINATION OF EXISTING CREDIT FACILITY

       The Lenders which are parties to the Existing Credit Facility (and which constitute "Required Lenders" under and as defined in the Existing Credit Facility) hereby waive any advance notice requirement for terminating the commitments under the Existing Credit Facility, and the Borrower and such Lenders agree that the Existing Credit Facility shall be terminated on the date of the initial Credit Extension hereunder (except for any provisions thereof which by their terms survive termination thereof).

ARTICLE XVII

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

       17.1     CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

       17.2     CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

       17.3     WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

       IN WITNESS WHEREOF, the Borrower, the Lenders, the Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

GREAT PLAINS ENERGY INCORPORATED
By: /s/Andrea F. Bielsker
Title: Senior Vice President-Finance, Chief Financial
Officer and Treasurer

Address:
1201 Walnut
Kansas City, Missouri 64141
Attention: Andrea F. Bielsker, Treasurer
Telephone: 816-556-2595
Fax: 816-556-2992
Email: Andrea.Bielsker@kcpl.com

BANK ONE, NA (Main Office Chicago),
as Administrative Agent, as Issuer and as a Lender
By: /s/Jane Bek Keil
Title: Jane Bek Keil

Address:
1 Bank One Plaza
Chicago, Illinois 60670
Attention: Jane Bek Keil
Telephone: 312-325-3026
Fax: 312-325-3020
Email: jane_bek@bankone.com

Operations Contact:

Attention: Deborah Turner
Telephone: 312-385-7081
Fax: 312-385-7097
Email: Deborah_a_turner@bankone.com

BNP PARIBAS, as Syndication Agent and as a Lender
By: /s/Andrew S. Platt
Title: Director

By: /s/Dan Cozine
Title: Managing Director

COMMERZBANK AG, New York Branch, as
Co-Documentation Agent and as a Lender
By: /s/Timothy Cain
Title: Vice President

By: /s/Andrew Kjoller
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as Co-
Documentation Agent and as a Lender
By: /s/Keven D. Smith
Title: Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Co-Documentation Agent and
as a Lender
By: /s/Mitch Wilson
Title: Vice President

COBANK, ACB, as Senior Managing Agent and as
a Lender
By: /s/Teresa L. Fountain
Title: Assistant Corporate Secretary

THE BANK OF NEW YORK, as Co-Managing
Agent and as a Lender
By: /s/Nathan S. Howard
Title: Vice President

THE BANK OF NOVA SCOTIA, as Co-Managing
Agent and as a Lender
By: /s/Denis P. O'Meara
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as Co-
Managing Agent and as a Lender
By: /s/Thomas A. Majeski
Title: Vice President

U.S. BANK, NATIONAL ASSOCIATION, as Co-
Managing Agent and as a Lender
By: /s/John P. Mills
Title: Vice President

BANK HAPOALIM, as Co-Managing Agent and as
a Lender
By: /s/Shaun Breidbart
Title: Vice President

By: /s/Laura Anne Raffa
Title: Executive Vice President & Corporate Manager

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/Denis J. Campbell IV
Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender
By: /s/Michelle A. Schoenfeld
Title: Principal

THE BANK OF TOKYO-MITSUBISHI, LTD., Chicago
Branch, as a Lender
By: /s/Shinichiro Munechika
Title: Deputy General Manager

MIZUHO CORPORATE BANK, LTD., as a
Lender
By: /s/Jun Shimmachi
Title: Vice President

FLEET NATIONAL BANK, as a Lender
By: /s/Maria deFaria e Maia
Title: Managing Director

FIFTH THIRD BANK, as a Lender
By: /s/Andrew L. Buschle
Title: Vice President

MERRILL LYNCH BANK USA, as a Lender
By: /s/Louis Alder
Title: Director